UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):

April 10, 2008

The Walt Disney Company

(Exact name of registrant as specified in its charter)

Delaware	1-11605	95-4545390
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

500 South Buena Vista Street

Burbank, California 91521

(Address of principal executive offices)(Zip Code)

Registrant’s telephone number, including area code: (818) 560-1000

Not applicable

(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02   Unregistered Sales of Equity Securities.

On March 14, 2008, the Registrant called for redemption on April 15, 2008 (the “Redemption Date”) all of its outstanding 2.125% Convertible Senior Notes due 2023 (the “Notes”) at a redemption price of 100% of the principal amount of the Notes plus accrued interest to the Redemption Date. As of the date of the call for redemption, $1,322,500,000 aggregate principal amount of the Notes was outstanding.

Upon call for redemption, each $1,000 aggregate principal amount of the Notes was convertible, at the option of the holders, into 33.9443 shares of the Registrant’s Common Stock. As of April 11, 2008, $1,319,904,475 aggregate principal amount of the Notes had been surrendered for conversion into a total amount of 44,802,988 shares of the Registrant’s Common Stock. In addition to the shares issued in respect of the principal amount of Notes converted, cash was paid in lieu of fractional shares. The remaining $2,595,525 aggregate principal amount of Notes was redeemed for cash on April 15, 2008.

Set forth below is a chart that shows all conversions of the Notes:

Settlement Date of Conversion	Principal Amount of Notes Converted	Number of Shares of Common Stock Issued
March 25, 2008	$10,000	339
March 26, 2008	4,000	135
March 27, 2008	26,000	879
March 31, 2008	1,153,000	39,137
April 1, 2008	547,000	18,546
April 2, 2008	4,900,000	166,321
April 3, 2008	9,571,000	324,863
April 4, 2008	9,814,000	333,126
April 7, 2008	1,214,000	41,206
April 8, 2008	11,716,000	397,677
April 9, 2008	223,011,000	7,569,881
April 10, 2008	301,016,000	10,217,725
April 11, 2008	756,922,475	25,693,153

Total	$1,319,904,475	44,802,988

The shares of the Registrant’s Common Stock were issued solely to former holders of the Notes upon conversion of the Notes pursuant to the exemption from registration provided under Section 3(a)(9) of the Securities Act of 1933, as amended. This exemption is available to the Registrant because the shares of the Registrant’s Common Stock were exchanged by the Registrant with its existing security holders exclusively where no commission or other remunerations was paid or given directly or indirectly for soliciting such an exchange.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

The Walt Disney Company

By:	/s/ Roger J. Patterson
Roger J. Patterson Managing Vice President, Counsel Registered In-House Counsel

Dated: April 16, 2008